Exhibit 99.1

January 3, 2011	MEDIA AND INVESTOR RELATIONS CONTACT:	Angela A. Minas
	Phone:	303/633-2900
	24-Hour:	303/807-7018

DCP MIDSTREAM PARTNERS EXPANDS WHOLESALE PROPANE

BUSINESS WITH NGL STORAGE ACQUISITION

DENVER – DCP Midstream Partners, LP (NYSE: DPM) (the “Partnership”) today announced that it has acquired for cash all of the ownership interests of Marysville Hydrocarbon Holdings, LLC (“Marysville”) for $95 million plus inventory and other working capital of approximately $6 million. Through its wholly-owned subsidiary, Marysville Hydrocarbons, Inc. (“MHI”), Marysville owns and operates a propane and butane storage facility in Marysville, Michigan which includes:

•	Nine underground salt caverns with 285 million gallons of storage capacity

•	Rail, truck and pipeline connections providing an important supply point for refiners and wholesale propane distributors in the Midwest, Sarnia and Northeast markets

•	620 acre site including 300 undeveloped acres

The Partnership believes the Marysville storage facility has expansion potential through the development of two additional underground salt caverns.

In addition, in January the Partnership will convert MHI from a corporation to a limited liability company. This conversion triggers a liability for tax gains, which the Partnership will pay within 75 days of the conversion following a third party valuation of the MHI assets.

“This immediately accretive acquisition, with the majority of its margins being fee-based tied to storage capacity, expands our existing wholesale propane business,” said Mark Borer, president and CEO of the Partnership. “The addition

-more-

of this Michigan storage asset builds on our supply and logistics capabilities, while providing future expansion potential and new business opportunities. The acquisition also provides additional business and geographic diversification to our asset portfolio.”

The acquisition was financed with borrowings under the Partnership’s revolving credit facility.

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, treats, processes, transports and markets natural gas, transports and markets natural gas liquids, and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips.

This press release contains forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond our control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership’s actual results may vary materially from what management anticipated, estimated, projected or expected.

Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership’s annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.